Exhibit 99.1
TG Therapeutics, Inc. Provides Business Update and Reports Third Quarter 2018 Financial Results

Investor Conference Call to be Held Today, Friday, November 9, 2018 at 8:30 AM ET

New York, NY, (November 9, 2018) – TG Therapeutics, Inc. (NASDAQ: TGTX) today announced its financial results for the third quarter ended September 30, 2018 and recent company developments.

Michael S. Weiss, the Company's Executive Chairman and Chief Executive Officer, stated, "We are pleased by the progress made in the third quarter of 2018, most notably the completion of full enrollment in the current cohorts of the UNITY-NHL trial, as well as in the ULTIMATE Phase 3 program in MS. We now have five Phase 3 or registration directed trials fully enrolled across our three major indications of interest, CLL, NHL and MS, and look forward to significant value creating data releases in 2019 and 2020.” Mr. Weiss, continued, “This is just the beginning for TG as we solidify the foundation and look towards the future of building proprietary triple combination therapies with our in-house early stage pipeline.”

Recent Developments and Highlights

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ASH Presentations: Announced two triple therapy data abstracts were accepted for presentation at the upcoming 60th American Society of Hematology (ASH) annual meeting.
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ULTIMATE Trials: Completed full enrollment into the ULTIMATE I & II Phase 3 trials, evaluating ublituximab in relapsing form of MS, which are being conducted under Special Protocol Assessment (SPA) agreement with the FDA.
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Ublituximab Data in Multiple Sclerosis: Presented final data from the Phase 2 trial of ublituximab in RMS at the 34th Congress of the European Committee for Treatment and Research in Multiple Sclerosis (ECTRIMS) Annual Meeting in Berlin, Germany.
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UNITY-NHL: Completed enrollment in the current arms of the UNITY-NHL trial, including the Follicular Lymphoma, Marginal Zone Lymphoma, and Diffuse Large B-Cell Lymphoma cohorts.

Financial Results for the Third Quarter 2018

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Cash Position: Cash, cash equivalents, investment securities, and interest receivable were $97.8 million as of September 30, 2018.

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R&D Expenses: Research and development (R&D) expenses were $33.4 million and $107.1 million for the three and nine months ended September 30, 2018, respectively, compared to $27.1 million and $76.5 million for the three and nine months ended September 30, 2017. The increase in R&D expense is primarily attributable to an increase in clinical trial expenses of $4.4 million and $20.1 million, respectively, during the three and nine months ended September 30, 2018, as compared to prior periods. In addition, included in R&D expenses for the three and nine months ended September 30, 2018 are $5.0 million and $16.4 million, respectively, of manufacturing and CMC expenses for Phase 3 clinical trials and potential commercialization. Also included in R&D expense for the nine months ended September 30, 2018 was $4.0 million of non-cash stock expense recorded in conjunction with the licenses to the BTK and CD47/CD19 programs.

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G&A Expenses: General and administrative (G&A) expenses were $1.0 million and $13.2 million for the three and nine months ended September 30, 2018, respectively, as compared to $4.5 million and $11.3 million for the three and nine months ended September 30, 2017. The decrease in G&A expenses for the three months ended September 30, 2018 relates to a decrease in non-cash compensation expense related to equity incentive expense recognized during the three months ended September 30, 2018 as a result of a decrease in the measurement date fair value of certain consultant restricted stock.

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Net Loss: Net loss was $34.0 million and $119.6 million for the three and nine months ended September 30, 2018, respectively, compared to a net loss of $31.5 million and $87.6 million for the three and nine months ended September 30, 2017, respectively. Excluding non-cash items, the net loss for the three and nine months ended September 30, 2018 was approximately $34.1 million and $104.2 million.

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Financial Guidance: Net cash utilized for operating activities during the nine months ended 2018 was approximately $95.2 million. The Company believes its cash, cash equivalents, investment securities, and interest receivable on hand as of September 30, 2018 will be sufficient to fund the Company's planned operations through the end of 2019.

Conference Call Information

The Company will host an investor conference call today, November 9, 2018, at 8:30am ET, to discuss the Company’s third quarter 2018 financial results and provide a business outlook for the remainder of 2018.

In order to participate in the conference call, please call 1-877-407-8029 (U.S.), 1-201-689-8029 (outside the U.S.), Conference Title: TG Therapeutics Third Quarter 2018 Earnings Call. A live webcast of this presentation will be available on the Events page, located within the Investors & Media section, of the Company's website at www.tgtherapeutics.com. An audio recording of the conference call will also be available for replay at www.tgtherapeutics.com, for a period of 30 days after the call.

ABOUT TG THERAPEUTICS, INC.

TG Therapeutics is a biopharmaceutical company focused on the acquisition, development and commercialization of novel treatments for B-cell malignancies and autoimmune diseases. Currently, the company is developing two therapies targeting hematological malignancies and autoimmune diseases. Ublituximab (TG-1101) is a novel, glycoengineered monoclonal antibody that targets a specific and unique epitope on the CD20 antigen found on mature B-lymphocytes. TG Therapeutics is also developing umbralisib (TGR-1202), an orally available PI3K delta inhibitor. The delta isoform of PI3K is strongly expressed in cells of hematopoietic origin and is believed to be important in the proliferation and survival of B‐lymphocytes. Both ublituximab and umbralisib, or the combination of which is referred to as "U2", are in Phase 3 clinical development for patients with hematologic malignancies, with ublituximab also in Phase 3 clinical development for Multiple Sclerosis. Additionally, the Company has recently brought its anti-PD-L1 monoclonal antibody into Phase 1 development and aims to bring additional pipeline assets into the clinic in the future. TG Therapeutics is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. In addition to the risk factors identified from time to time in our reports filed with the Securities and Exchange Commission, factors that could cause our actual results to differ materially are the following: our ability to successfully and cost effectively complete preclinical and clinical trials; the risk that the combination of ublituximab (TG-1101) and umbralisib (TGR-1202), referred to as U2 or formerly TG-1303, and being studied in the UNITY clinical trials and other studies, will not prove to be safe and efficacious for any indication or will not prove to be safe and effective for use as part of triple and quad treatment regimens; the risk that the early Phase 2 data of ublituximab in MS will not be reproduced in the Phase 3 MS trial; the risk that top-line data from the ULTIMATE Phase 3 trials will not be available within projected timelines, the risk that current or additional double or potential planned triple combination therapy trials will not commence as planned or at all;the risk that the UNITY-CLL study, or any of our other registration directed clinical trials as designed or amended may not be sufficient or acceptable to support regulatory submission or approval; the risk that a filing based on GENUINE, UNITY-CLL, UNITY-NHL, ULTIMATE clinical trials or any other registration directed trials cannot be made on schedule as targeted or at all; the risk that we are unable to manage cash in line with our expectations and meet our development milestones and/or continue our operations without raising capital; the risk that we are unable to raise capital on acceptable terms; the risk that early clinical trial results that may have influenced our decision to proceed with additional clinical trials, will not be reproduced in the final data presented and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.tgtherapeutics.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

CONTACT:

Jenna Bosco

Senior Vice President,
Corporate Communications

TG Therapeutics, Inc.

Telephone: 212.554.4351

Email: ir@tgtxinc.com

TG Therapeutics, Inc.
Selected Consolidated Financial Data

Statements of Operations Information (in thousands, except share and per share amounts; unaudited):

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017

License revenue	$38	$38	$114	$114

Costs and expenses:
Research and development:
Non-cash stock expense associated with in-licensing agreements	--	--	4,000	--
Noncash compensation	644	1,814	4,391	5,387
Other research and development	32,754	25,335	98,724	71,150
Total research and development	33,398	27,149	107,115	76,537

General and administrative:
Noncash compensation	(817)	3,076	7,037	6,988
Other general and administrative	1,785	1,398	6,212	4,266
Total general and administrative	968	4,474	13,249	11,254

Total costs and expenses	34,366	31,623	120,364	87,791

Operating loss	(34,328)	(31,585)	(120,250)	(87,677)

Other (income) expense:
Interest income	(258)	(79)	(591)	(174)
Other (income) expense	(119)	30	(37)	113
Total other income, net	(377)	(49)	(628)	(61)

Net loss	$(33,951)	$(31,536)	$(119,622)	$(87,616)

Basic and diluted net loss per common share	$(0.43)	$(0.48)	$(1.61)	$(1.45)

Weighted average shares used in computing basic and diluted net loss per common share	78,221,069	65,079,128	74,399,243	60,552,084

Condensed Balance Sheet Information (in thousands):
	September 31, 2018
	(Unaudited)	December 31, 2017*
Cash, cash equivalents, investment securities and interest receivable	$97,822	$84,825
Total assets	114,374	97,381
Accumulated deficit	(474,485)	(354,863)
Total equity	71,744	66,993

* Condensed from audited financial statements